Exhibit 10.4

BINDING LETTER AGREEMENT

JOINT VENTURE FOR THE SPRINGER PROJECT APT PLANT

This binding letter agreement (this “Agreement”) is made and entered into as of September 11, 2026 (the “Effective Date”), by and between:

●	THE ELMET GROUP CO. (“TEG”), a company organized under the laws of Delaware, with its principal offices in Portland, Maine and listed on the Nasdaq Capital Market (the “Nasdaq”); and

●	BLUE MOON METALS INC. (“Blue Moon”), a company existing under the laws of British Columbia, Canada], with its principal offices in Toronto, Ontario, and listed on the TSX Venture Exchange (the “TSXV”) and the Nasdaq;

●	BLUE MOON (SPRINGER) INC. (“BM US”), a company organized under the laws of Delaware, operating out of Nevada; and

●	EQ RESOURCES LIMITED (“EQ”), a company organized under the laws of Victoria, Australia with its principal offices located at Level 7A, Queen Street Brisbane, Queensland, Australia and listed on the Australian Stock Exchange, each a “Party” and together the “Parties.”

RECITALS:

A.	WHEREAS, BM US is a wholly owned subsidiary of Blue Moon and owns the Springer tungsten project in Pershing County, Nevada, comprised of prospective exploration grounds, a mine, mill, and an existing ammonium paratungstate (“APT”) plant (the “APT Plant”; and collectively with the exploration grounds, mine and mill, the “Springer Project” or the “Site”);

B.	AND WHEREAS, the APT Plant is currently non-functioning and has been under care and maintenance;

C.	AND WHEREAS, TEG, with funding and demand support from the U.S. Department of War (the “DoW”), proposes to lead the restart and operation of the APT Plant (including additional infrastructure for blue tungsten oxide (“BTO”) capacity and an additional leaching line that are to be constructed) through a joint venture structure;

D.	AND WHEREAS, EQ owns and operates existing tungsten mining assets in Australia and Spain, can potentially supply material to the APT Plant, together with its expertise in X-ray sorting technology, APT plant design and operations experience;

E.	AND WHEREAS, the Parties desire to set forth the binding terms upon which they will transact business together, including but not limited to: (i) the formation of a joint venture entity (the “JV Entity”) among the Parties to own and operate the APT Plant, (ii) an investment by TEG into Blue Moon, (iii) TEG’s role in the JV Entity as well as a Board member of Blue Moon; (iv) offtake agreements for BM US and for EQ tungsten concentrates, and (v) a site sharing agreement between BM US and the JV Entity, covering the land, buildings, utilities, water, and services arrangements, all as more particularly described herein (collectively, the “Transactions”);

F.	AND WHEREAS, the Parties entered into that certain non-binding Memorandum of Understanding dated as of August 4, 2026 (the “MOU”), setting forth the Parties’ mutual understanding of the principal terms on which they intended to negotiate the Transactions and the Definitive Agreements, and the Parties now desire to supersede the MOU in its entirety with this Agreement;

G.	AND WHEREAS subject to such due diligence as may be required to confirm the obligations in certain definitive agreements set forth below, the Parties intend this Agreement to constitute a binding agreement on its stated terms, superseding the MOU in its entirety, while contemplating that more detailed definitive agreements giving effect to the design of the transactions contained herein (collectively, the “Definitive Agreements”) will be negotiated in good faith following the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	BLUE MOON – TEG TRANSACTION FRAMEWORK

(a)	TEG Investment. The Transactions contemplate a total investment from TEG of US$150,000,000, split equally between, (i) an investment in Blue Moon of US$75,000,000 (the “Blue Moon Investment”); and (ii) a contribution to the JV Entity of US$75,000,000 (the “JV Investment” and, together with the Blue Moon Investment, the “Project Investment”), all as part of the broader TEG arrangement with the DoW.

(b)	Announcement. Subject to the approval of the DoW, the Parties intend to announce the Project Investment on the date on which the DoW and TEG announce the DoW investment package (the “DoW Investment”) in TEG (the “Announcement Date”).

(c)	Use of Proceeds. Proceeds of the Blue Moon Investment shall be limited to use solely in connection with the Springer Project, with all mine and mill proceeds earmarked for tungsten development purposes only. Blue Moon shall not apply any portion of the Blue Moon Investment proceeds to activities unrelated to the Springer Project without the prior written consent of TEG. TEG shall have audit rights to confirm Blue Moon’s compliance with the foregoing commitment.

(d)	TSXV and Closing Conditions. Completion of the Transactions described herein (the “Closing”) is subject to (i) receipt of acceptable due diligence, except for that certain Equity Subscription (as defined below), results judged in TEG’s sole discretion; (ii) receipt of all requisite approvals of the TSXV; and (iii) execution and delivery of the Definitive Agreements, all as more particularly described herein.

2.	BLUE MOON INVESTMENT

The Blue Moon Investment shall be structured as follows:

(a)	Tungsten Prepayment Facility (US$50,000,000). As part of the Blue Moon Investment, TEG shall provide Blue Moon and BM US with a secured prepayment facility in the aggregate principal amount of US$50,000,000 (the “Tungsten Prepayment Facility”), to be funded in two tranches as follows:

(i)	Tranche 1: Subject to satisfactory due diligence, the first tranche, in the amount of US$25,000,000 (“Tranche 1”), shall be funded at the closing of the Tungsten Prepayment Facility, within sixty (60) days of the Announcement Date.

(ii)	Tranche 2: The second tranche, in the amount of US$25,000,000 (“Tranche 2”), shall be funded upon completion of agreed milestones to be set forth in the Definitive Agreements, aligned with Blue Moon’s readiness covenants relating to the mine, mill/concentrate plant, flotation circuit, and, if test work is favorable, ore sorting progress. Tranche 2 shall be funded only upon satisfactory completion of the construction milestones applicable to Tranche 1, as mutually determined by the Parties acting reasonably. The obligation to fund Tranche 2 shall be subject to TEG’s completion of due diligence, the results of which must be satisfactory to TEG in its sole discretion.

(iii)	Repayment: The Tungsten Prepayment Facility shall be repaid through a twenty-five percent (25%) credit against sales of Springer Concentrate (as defined below) until the outstanding balances of Tranche 1 and Tranche 2 have both been fully retired, and no interest shall accrue on amounts outstanding thereunder except in the event of default. The prior sentence notwithstanding, in the event Blue Moon fails to produce and sell Springer Concentrate to the JV Entity within 18 months from the closing date of the Tungsten Prepayment Facility, the Tungsten Prepayment facility shall be immediately due and payable upon demand and shall bear interest at 10% per annum.

(iv)	Security: The Tungsten Prepayment Facility shall be secured by a first-position security interest in the assets described in Sections 7(b)(iv) and 18(c) and such cross-default protections as set forth in Section 18, all as further described in the Tungsten Prepayment Facility definitive agreement (the “Tungsten Prepayment Facility Agreement”).

(b)	TEG Warrants. In connection with the Tungsten Prepayment Facility, TEG shall, pursuant to exemptions from registration, qualification and/or prospectus requirements under applicable securities laws, grant Blue Moon warrants to acquire common shares of TEG with an aggregate exercise price of US$25,000,000 (the “TEG Warrants”), to be issued on the fifth (5th) business day following the Announcement Date. The TEG Warrants shall have a strike price equal to the greater of: (i) the five (5)-day volume-weighted average price (the “VWAP”) of TEG’s shares ending on the fifth day following the Announcement Date, , or (ii) the Nasdaq minimum price under Nasdaq Rule 5635. The TEG Warrants shall have a term of three (3) years from the date of issuance and shall not be exercisable during the six (6)-month period following issuance.

(c)	Equity Subscription. TEG shall subscribe for and purchase new equity in Blue Moon, pursuant to exemptions from registration, qualification and/or prospectus requirements under applicable securities laws, within forty-five (45) days of the Announcement Date (the “Equity Subscription”), consisting of 3,500,000 units of Blue Moon (each, a “Unit”) at a price of C$10.00 per Unit. Each Unit shall be made up of one (1) common share of Blue Moon (each a “Unit Share”) and one (1) common share purchase warrant (each, a “Warrant”). Each Warrant shall entitle the holder thereof to purchase one (1) additional common share of Blue Moon (each, a “Warrant Share”). Subject to the approval of the TSXV, the exercise price of each Warrant Share shall be equal to the greater of (i) C$10.00, and (ii) C$10.00 multiplied by the ratio of (A) the five (5)-day VWAP of Blue Moon’s common shares ending on the day prior to the Announcement Date, to (B) the five (5)-day VWAP of Blue Moon’s common shares ending on August 3, 2026, provided that the Warrant exercise price may only exceed C$12.00 if the price of the Blue Moon common shares on the TSXV also exceeds C$12.00 as of the Effective Date. The Warrants shall be exercisable for a period of three (3) years following the closing of the Equity Subscription. The Equity Subscription is a binding commitment upon the Announcement Date.

(d)	Investor Rights Agreement. Blue Moon and TEG shall enter into a mutually agreed investor rights agreement in conjunction with the Equity Subscription (the “Investor Rights Agreement”) providing TEG with customary pro-rata equity participation rights in future Blue Moon financings and the board representation rights described in Section 3 hereof.

3.	TEG BOARD REPRESENTATION AND NOMINATION RIGHTS

(a)	Board Seat. Effective upon the closing of the Equity Subscription, TEG shall be entitled to nominate one (1) director to Blue Moon’s board of directors (the “TEG Nominee”). Blue Moon shall take all commercially reasonable efforts to cause the appointment and continued election of the TEG Nominee, including the inclusion of the TEG Nominee on management’s slate at each shareholders’ meeting and soliciting proxies in favor of the TEG Nominee’s election.

(b)	Duration. TEG’s board nomination right shall continue for so long as TEG holds at least forty percent (40%) of the Blue Moon equity acquired by TEG in connection with the Transactions (measured by reference to the Unit Shares issued pursuant to the Equity Subscription together with any Warrant Shares issued upon the exercise of the Warrants, adjusted for stock splits, consolidations, and similar events).

(c)	Observer Rights. If the TEG Nominee resigns, is not elected, or the seat is otherwise vacant, TEG may appoint a non-voting board observer until the seat is filled by a new TEG Nominee.

(d)	Compliance. The foregoing is subject to applicable corporate law, TSXV requirements and approval, and the TEG Nominee satisfying reasonable customary director qualification requirements.

(e)	Investor Rights Agreement. The mechanics of the nomination, election, and removal of the TEG Nominee shall be set out in the Investor Rights Agreement.

4.	JV Entity FORMATION AND ENTITY STRUCTURE

(a)	Formation. Upon the completion, review and TEG’s acceptance of pre-investment due diligence the Parties will form a jointly owned entity (the “JV Entity”) to own and operate the APT Plant.

(b)	Entity Type. The choice of entity and structure (including the formation of a corporation, limited liability company, unincorporated joint venture or limited partnership) will be mutually determined by the Parties and set out in the definitive joint venture agreement (the “Definitive JV Agreement”), taking into account relevant legal, tax and real property advice and legal constraints applicable to the Transactions contemplated hereby.

(c)	Purpose. The JV Entity’s purpose shall be to restart, operate and maintain the APT Plant and associated infrastructure necessary to produce and sell APT and oxides for profit (which may be distributed to the Parties from time to time as the needs of the JV Entity allow and pursuant to applicable governing law, in proportion to the Parties’ then current equity ownership in the JV Entity) and such ancillary activities as are reasonably necessary or incidental thereto, as further detailed in the Definitive JV Agreement. The Definitive JV Agreement shall set forth the criteria upon which distributions shall occur (including but not limited to a mandatory tax distribution).

5.	JV ENTITY OWNERSHIP AND CAPITAL STRUCTURE

(a)	JV Entity Initial Ownership. The initial equity ownership interests in the JV Entity shall be allocated as follows:

(i)	TEG: seventy percent (70%);

(ii)	Blue Moon: twenty percent (20%); and

(iii)	EQ: ten percent (10%).

(b)	Blue Moon’s Initial Contribution. Blue Moon’s initial capital contribution to the JV Entity shall be to cause BM US to grant an irrevocable and exclusive 99 year license and operating agreement to use and operate the APT Plant, all equipment and associated infrastructure, contributed at a value to be determined by mutual agreement to be set forth in the Definitive JV Agreement. Blue Moon shall not be required to make additional cash capital contributions until the expected costs to bring the APT Plant to specification and operation reach the Carry Cap (as defined below).

(c)	Adjustments. Ownership percentages may be adjusted in accordance with the dilution mechanics set forth in Section 7 hereof and as further specified in the Definitive JV Agreement. The Definitive JV Agreement shall grant Blue Moon and EQ the option to increase their respective ownership interests in the JV Entity. Following the completion of Phase 1 construction and 12 months of full operations, Blue Moon and EQ shall have the option to purchase from TEG during a twelve (12) month window an additional 15% of the ownership in the JV Entity in the aggregate. Such purchase will be priced at TEG’s initial investment therein plus a 20% annualized base rate of return. The incremental 15% ownership in the JV Entity shall be allocated between Blue Moon and EQ, as mutually agreed between Blue Moon and EQ. If Blue Moon and EQ cannot mutually agree, they shall follow the Exclusive Dispute Resolution Mechanism set forth in Section 19(c) hereof.

6.	JV ENTITY GOVERNANCE, BOARD COMPOSITION, TEAM ROLES AND DESIGN SUPPORT

(a)	Board of Directors. The JV Entity shall be governed by a board of directors (the “JV Board”) comprised of seven (7) members, allocated as follows:

(i)	TEG: four (4) members;

(ii)	Blue Moon: two (2) members; and

(iii)	EQ: one (1) member.

(b)	Operator. TEG shall operate and control the JV Entity.

(c)	Team Roles and Design Support. The Definitive JV Agreement and Management and Operations Agreement referenced below shall set forth the respective roles and responsibilities of the Parties with respect to the development, design and operation of the APT Plant, which shall include, without limitation, the roles and responsibilities set forth below:

(i)	The Parties shall work together to achieve the objectives contemplated by this Agreement, including the establishment of a full-time operating team for the APT Plant.

(ii)	BM US and the JV Entity shall enter into an exclusive Management and Operations Agreement pursuant to which the JV Entity shall perform all management and operational functions associated with the APT Plant. All proceeds from the operation of the APT Plant shall accrue solely to the benefit of the JV Entity. The Management and Operations Agreement shall set forth the definitive terms, conditions and obligations of each member of the JV Entity and the operational or management role for the restart and operation of the APT Plant going forward. TEG shall provide overall oversight of the APT Plant and associated activities.

(iii)	EQ’s Initial Contribution: EQ shall be responsible for sourcing engineering, project management and other critical roles in the development of the APT Plant on behalf of the JV Entity. In addition, EQ will provide other advisory and technical support (including general recruiting suggestions, engineering introductions, vendor and equipment sourcing). EQ will not provide day-to-day management in connection with the operation of the APT Plant. EQ will commit its APT design and operating experience to the JV Entity, help design and fill in the missing SX design stage, and assist with the front-end digestion stage to ensure flexible plant operation and operating envelope to enable processing of various concentrate feedstocks. EQ shall also help optimize the APT Plant for a separate ST output from the APT end stage. EQ and its management will sit on the JV Entity’s design committee and support upgrades and startup on an advisory basis. EQ will commit to bi-weekly calls, 3–4 site trips per year during the design/build stage, and on-site presence for several weeks during commissioning and startup (at EQ’s own expense), with similar commitments for future phased expansions of the APT Plant.

(iv)	BM US’s role will be as the mine and general site manager for the Springer Project, including managing the necessary permits and water and utility rights necessary for the operation of the Site generally, consistent with the retained ownership, permitting and site-sharing arrangements set forth in Sections 8 and 14 hereof.

7.	CAPITAL CONTRIBUTIONS, RESTART COSTS, CARRY CAP, DILUTION AND WORKING CAPITAL

(a)	Blue Moon Contribution. The Parties agree and acknowledge that Blue Moon’s initial contribution to the JV Entity shall be BM US’s grant to the JV Entity of the exclusive use and operating agreement to use the APT Plant and rights to the ancillary utilities and services servicing the same. Blue Moon shall not be required to contribute cash to the JV Entity until TEG and EQ have together contributed a total of US$100,000,000 (the “Carry Cap”). Subject to regulatory approval BM US shall grant to the JV Entity an exclusive and irrevocable 99 year use and operating agreement to use the APT Plant and a nonexclusive irrevocable 99 year use and operating agreement to use such portions of the Site and the utilities interconnections, water rights, and tailings facilities necessary for the operation of the APT Plant. The precise terms and conditions of the above licenses and use and operating agreements shall be set forth in definitive agreements to be executed at a later date. In the event regulatory approval is not obtained to permit the licenses, use and operating agreements to operate as needed, the parties shall negotiate a structure which complies with the necessary regulatory requirements and provides for the equivalent economic and structural controls reflected in this Agreement. For the avoidance of doubt, Blue Moon’s initial capital contribution to the JV Entity consists solely of BM US’s grant of the exclusive right through a license or other agreement to provide use of and access to the APT Plant and associated infrastructure discussed herein. Thereafter, Blue Moon’s and BM US’s pro-rata share of additional capital calls shall be funded on terms and timing as set forth in the Definitive JV Agreement.

(b)	Restart Cost. The Parties estimate that the aggregate cost to restart the existing APT Plant (not including blue tungsten oxide (“BTO”) capacity and an additional leaching line) (the “Restart Cost”) is approximately US$75,000,000. The Restart Cost shall be funded as follows:

(i)	TEG shall fund the estimated Restart Cost through the JV Investment of US$75,000,000. Funding timing shall be based on milestones set forth in the JV Agreement;

(ii)	if the Restart Cost (including, without limitation, for the APT to BTO conversion additional infrastructure and additional leaching line) exceeds US$75,000,000 but is less than or equal to US$100,000,000, the difference shall be funded by TEG, and EQ in proportion to their respective ownership interests (87.5% by TEG and 12.5% by EQ). Such funding is to be paid within 30 days of the JV Entity issuing written request prior to completion of Phase 1 construction; provided that, if EQ fails to fund its 12.5% share when due, EQ’s right to participate in the JV Entity, including its right to acquire or retain any ownership interest in the JV Entity, shall be redeemed by TEG and Blue Moon for $1.00; and

(iii)	if the Restart Cost exceeds the Carry Cap, the Parties shall fund amounts beyond the Carry Cap (payable within 30 days of JV Entity call as per (b)(ii)), and future expansion phases, on a pro-rata ownership basis (i.e., 70% TEG, 20% Blue Moon, 10% EQ) or their equity ownership as adjusted in subsection (c) below.

(iv)	The Restart Costs will be secured by a senior security Deed of Trust, collateral assignment and financing statement on the Site, including but not limited to all water permits and other assets. Upon agreement of the members of the JV Entity, this security interest may be subordinated to a working capital line of credit to benefit the JV Entity. Upon Blue Moon’s request, the JV Entity may agree to grant to a lender to Blue Moon a secured position in the Site on an equal or pari passu basis.

(v)	Blue Moon’s contribution to the JV Entity shall be secured by a senior collateral assignment of the use and operating agreement from BM US to the JV Entity. Upon agreement of the members of the JV Entity, this collateral assignment may be subordinated to a working capital line of credit to benefit the JV.

(c)	Dilution Mechanics. The Definitive JV Agreement shall specify the dilution formula applicable if TEG, Blue Moon and/or EQ elect not to fully fund their pro-rata share of amounts beyond the Carry Cap. Dilution shall be determined on a straight-line basis taking into consideration the number of units that TEG, Blue Moon and/or EQ have failed to purchase.

(d)	Working Capital. Separate from the capital contributions of the Parties described above, the Parties will cooperate to obtain a banking facility large enough to support the ramp up and ongoing working capital needs of the Phase 1 APT Plant as it relates to operations, material and supply purchases. The Parties also agree that during the first 12 months of full operation of the APT Plant (post completion of Phase 1 construction), to support operations startup and minimize the cash needs of the JV Entity, the payment terms for BM US and EQ concentrate shall be net 90 days for the 90% provisional invoice, with the final 10% invoice due net 120 days.

8.	BLUE MOON OWNERSHIP, PERMITTING, AND SITE-SHARING

(a)	Mine and Mill Ownership. Blue Moon and BM US shall maintain complete ownership and operation of the mine and mill at the Springer Project. Nothing in this Agreement or the Definitive Agreements shall be construed to grant the JV Entity, TEG or EQ any ownership interest in, or operational control over, Blue Moon’s mine or mill operations.

(b)	Ancillary Assets. Unless the parties agree otherwise, the intention is for Blue Moon and BM US to retain ownership of certain ancillary assets on behalf of the JV Entity, including but not limited to utilities interconnections, water rights, and tailings facilities. The terms of such retained ownership shall be set forth in the Definitive Agreements or other related agreements (such as leases, utility wheeling or assignment agreements noted below) and shall include appropriate licenses, use agreements, and allocations to ensure the JV Entity’s access to such assets for APT Plant operations.

(c)	Permitting. Except as otherwise required for APT Plant operation and set out in the Definitive Agreements, BM US shall obtain and own all permits required to operate the Site. Where necessary for APT Plant operations, Blue Moon and BM US shall grant such other assignments, agreements, licenses, and security interests reasonably required to maintain:

(i)	the JV Entity’s dedicated allocations of utilities, water, and waste capacity;

(ii)	pass-through utility rates at cost (without markup); and

(iii)	continuity protections described herein.

9.	PLANT DESIGN AND PHASING

The Definitive Agreements shall reflect the following intentions of the Parties regarding plant design and phasing of the APT Plant:

(a)	The APT Plant shall be re-designed and re-built in two or more phases.

(b)	Phase 1 shall target 4,000 tons of APT production capacity per year and will be funded as set forth in Section 7 above, inclusive of the APT to BTO conversion infrastructure and additional leaching line.

(c)	Phased expansions of the APT Plant’s production capacity beyond Phase 1 shall be driven by market conditions, demand and the need to support BM US mine concentrate production, EQ current and new mines concentrate production and other new mines, if any. Upon an affirmative vote of the members of the JV Entity the phased expansion shall be funded pro-rata among the Parties after the Carry Cap has been exceeded, as described in Section 7 above.

(d)	Phase 2 contemplates inclusion of on-site scrap conversion, if space and utilities permit, with preference always given to BM US mine production; funded pro-rata among the Parties after the Carry Cap has been exceeded, as described in Section 7 above. Phase 2 is a “post-completion” project to be commenced in 2–3 years minimum post start up of the APT Plant.

(e)	The physical plant program will include the dedicated buildings and receiving infrastructure described in this Agreement, sized and located in accordance with the Site Master Plan (as defined herein).

10.	FEEDSTOCK AND CAPACITY ALLOCATION

The Definitive Agreements shall reflect the following intentions of the Parties regarding input capacity allocation for the APT Plant:

(a)	TEG Years 1-5: The JV Entity allocates up to 75% of input volume to Springer Project production annually. If BM US lacks sufficient production to fill this threshold , TEG may source material from other offtake agreements to which it is a party (entered into at the request of, and with support from, DoW) in order to bring the APT Plant to full capacity.

(b)	EQ Years 1-5: Subject to a cap of 1,000 tons of production capacity per year, the JV Entity will allocate 25% of input volume to EQ concentrate annually. If EQ production is insufficient to provide 25% of the APT Plant input capacity annualized or if EQ does not take its allocation annually, any unused volume shall be available to BM US and/or the third-party sourcing described in (a) above. The parties acknowledge that EQ (or Elmet or BM) may have an interest in purchasing APT from the JV Entity at a discount for certain strategic customers, in order to support volume or existing customer relationships. The parties agree, however, that the JV Entity does not intend to enter into tolling arrangements which could disintermediate value from the JV Entity and its shareholders. The parties do agree to pursue commercially reasonable arrangements — such as commission or royalty agreements — in respect of special customers that BM, EQ or Elmet may bring to the JV Entity, provided that any such arrangement will be reviewed in light of prevailing market conditions and the overall economics of the JV Entity once the plant is operational.

(c)	After Year 5: BM US shall be granted a most-favored-nation right to APT Plant capacity coincident with its ownership percentage in the JV Entity in comparison to EQ’s ownership percentage (87% to Blue Moon and 13% to EQ, as adjusted by changes to each Party’s relative ownership as detailed in Section 5(d)).

(d)	BM US grants the JV Entity the right to 100% offtake of Springer Concentrate (as defined below) so long as the JV Entity has the capacity to process 100% of the Springer Concentrate, priced as set out in the following Section; the Parties will build ahead cooperatively to align phasing.

11.	OFFTAKE AGREEMENTS

(a)	BM US Offtake Agreement. The JV Entity and BM US shall enter into an offtake agreement (the “Blue Moon Offtake Agreement”) governing the JV Entity’s purchase of tungsten concentrate produced from the Springer Project mill and sourced from the Site (the “Springer Concentrate”). The Blue Moon Offtake Agreement shall include, among other things, the following terms:

(i)	Offtake. The JV Entity shall use its best efforts to take [**] of the Springer Concentrate, to be delivered to the JV EXW Springer mine gate with the precise delivery point (stockpile or other location) to be set out in the Blue Moon Offtake Agreement. Title to, and risk of loss of, the Springer Concentrate shall pass to the JV Entity upon delivery of the Springer Concentrate. [**]

(ii)	Pricing Parity with EQ. [**]

(iii)	Pricing. [**]

(iv)	Floor — Mutual Cancellation of Rights. Separate from any floor price that may apply under an agreement with the Defense Logistics Agency (the “DLA”), the Blue Moon Offtake Agreement shall include a termination right for either party to exercise if the APT market price ever falls below [**] per MTU.

(v)	Pre-startup Springer Concentrate Sales. Until commercial production is achieved at the APT Plant, the JV Entity shall sell the Springer Concentrate into the open market, with best efforts by all Parties to place volumes into [**] or another suitable ex-China conversion facility, or into the DLA, with the goal of providing BM US and the JV Entity the best possible pricing adjusted for the benefit of BM US to reflect any then-applicable U.S. tariffs.

(b)	EQ Offtake Agreement. The JV Entity and EQ shall enter into an offtake agreement (the “EQ Offtake Agreement”) governing the JV Entity’s purchase of tungsten concentrate produced by EQ which shall include, among other things, the following terms:

(i)	The JV Entity and EQ shall enter into the EQ Offtake Agreement for [**] tonnes WO3 contained in EQ concentrate over an [**] period commencing upon APT Plant commissioning, at a nominal rate of [**] tonnes of WO3 contained per annum over the [**] offtake period.

(ii)	The EQ Offtake Agreement shall provide for rolling 1-year extensions, subject to the mutual agreement of the Parties (negotiations to commence at least 90 days prior to the end of the then current term) after the initial [**].

(iii)	For the avoidance of doubt, the EQ Offtake Agreement shall not replace the current TEG prepayment and offtake agreement relating to EQ’s material sourced from Spain, that expires on 29 October 2029.

(iv)	Any additional material that EQ supplies to the JV Entity or DLA, to the extent allocated under this Agreement, shall be supplied on the same terms as the EQ Offtake Agreement.

(v)	Pricing. [**]

(vi)	Floor. [**] The Parties expect to align the floor price applicable under the EQ Offtake Agreement with the floor price applicable under the Blue Moon Offtake Agreement.

(c)	Lower Feed Grade. Subject to the APT Plant processing restriction for the economical production of product, the JV Entity will endeavor to accept lower-grade or off-spec Springer Concentrate and EQ Concentrate if either party needs to supply off-spec or lower-grade material and the APT Plant has capacity to do so. Lower-grade or off-spec concentrate will be priced on a graded curve, with reference pricing set by the standard-grade (> or = 50% WO₃) concentrate pricing described above. Lower-grade or off-spec concentrate will be priced to benefit all Parties — more than covering the added APT, waste, and chemical costs while also providing an acceptable return to the supplier.

12.	SCRAP AND POTENTIAL CRONIMET PARTICIPATION

The JV Entity will use commercially reasonable efforts to negotiate an agreement with Cronimet, a shareholder of EQ, that provides the JV Entity a right of first offer to purchase for processing at the APT Plant up to 2,000 – 3,000 tons per year of scrap feedstock from Cronimet for Phase 2 extension.

13.	ORE SORTING LICENSE

So long as EQ is a participant and its ore sorting technology fits the criteria needed for optimal operation at the Site, prior to the execution and closing of the Definitive JV Agreement, EQ and BM US will agree to mutually acceptable terms for the ore sorting licensing agreement (the “Ore Sorting License”).

14.	SITE MASTER PLAN, LAND, BUILDINGS, EXPANSION RIGHTS, UTILITIES, WATER, WASTE AND SHARED SITE SERVICES

As the Site will be shared between BM US’s mine and mill and the APT Plant operations operated by the JV Entity, the following agreed provisions concerning the site will be set out in the Definitive Agreements:

(a)	Site Master Plan. Within six (6) months of the Announcement Date, the Parties will jointly commission and complete an engineered master plan for the Site (the “Site Master Plan”), covering land allocation, buildings, roads and logistics, utilities and interconnections, water supply and storage, waste and tailings, laydown and receiving areas, solar, natural gas and other power generation, a potential scrap plant, and future expansion phases. The Site Master Plan will be approved by all Parties and will govern the physical development of the Site. Material deviations will require mutual approval. The cost of preparation of the Site Master Plan will be shared between the JV Entity and Blue Moon based on the relative percentage of the APT Plant and its associated facilities to the entire site.

(b)	Real Estate and Access Rights. The Parties will negotiate either a long-term ground lease or a transfer in fee of the APT Plant footprint and associated areas. Any ground lease would require at minimum a term for the life of the APT Plant plus renewals to be determined — together with recorded easements for access, utilities, water, and rail/truck logistics, in each case at nominal cost and surviving any change of control, financing, insolvency, or sale of Blue Moon, BM US or the Site, so that the JV Entity’s right to occupy and operate (including holding the Permits detailed in Section (k) below) does not depend on the continued solvency or ownership of Blue Moon or BM US. The Parties will use their best efforts to put this in place by the time of signing of the Definitive JV Agreement.

(c)	Concentrate Receiving Building. The Site will include a dedicated building and laydown space for the receiving, weighing, sampling, and storage of incoming third-party concentrate (including DoW/DLA-directed material and EQ material), separate from BM US’s own mill concentrate handling, with truck access and security appropriate to custody transfer.

(d)	Production and Shipping Building. The Site will include a separate building (or buildings) housing BTO and yellow tungsten oxide conversion, APT production, packaging, and shipping, sized per the Site Master Plan and designed to permit the additional phased downstream product expansion outlined in Section 9.

(e)	Free Land Option for Solar, Natural Gas and Expansion. BM US will also grant the JV Entity an option, exercisable at no cost to the JV Entity, over designated areas of the Site (identified in the Site Master Plan) for solar or natural gas power generation and for other expansion projects (including the scrap plant and additional processing phases outlined in Section 9). The JV Entity will fund the improvements it elects to build, subject to the Parties working together on any required permit modifications; the underlying land will be contributed by BM US at no charge.

(f)	Utilities at Blue Moon’s rates; no markup. BM US will supply (or wheel through its interconnections) electricity, water, gas, and other utilities to the JV Entity at the same unit rates that BM US itself pays its utility providers for the same services — a direct pass-through of BM US’s actual rates, tariffs, and incurred costs, with no markup, margin, or administrative fee — supported by separate metering for the APT Plant and full audit rights for the JV Entity (including the right to review BM US’s underlying utility invoices and tariff schedules). The same pass-through, no-markup principle applies to waste and tailings fees, which will be set at a transparent, cost-based rate (covering BM US’s actual incremental tailings and closure costs attributable to APT residues) including a pro rata capital recovery cost to be fixed in the Definitive Agreements.

(g)	APT Plant Guaranteed Electricity. BM US will, at all times, maintain its utility interconnections and use commercially reasonable efforts to ensure firm, uninterrupted electrical supply to the APT Plant sufficient for full Phase 1 operation (and, once built, approved expansions). Except in emergencies threatening the safety of the mine and its employees, which shall take priority, the APT Plant’s allocated load will not be curtailed in favor of the mine and mill; any Site-wide capacity constraint will be managed under a load-priority protocol in the Joint Services Agreement described below that balances continuous APT Plant operation with critical path mine and mill operations. Any incremental grid capacity required solely for the JV Entity will be sourced and funded by the JV Entity, and the JV Entity will own or hold enforceable rights to the capacity it funds.

(h)	Water Rights and Water Investments. BM US shall retain ownership of the water rights for the entire Site, but will allocate to the JV Entity, by contract and (where possible) registered instrument, a firm water allocation sufficient for full APT Plant operation, on equal usage rights with the mine and mill. Capital investments in wells, storage, treatment, or conveyance required for the APT Plant will be identified in the Site Master Plan; where the JV Entity funds water infrastructure, the JV Entity will own the funded assets (or receive a credit against utility and waste fees) and its allocation will be secured for the life of the APT Plant.

(i)	Laboratory. The Parties intend to share a single analytical laboratory on the Site on an at-cost basis, with an agreed sample-priority and turnaround protocol serving both the mill and the APT Plant, and with the JV Entity retaining the right to install its own QA/QC laboratory (at its cost, on Site) if shared service levels are not met.

(j)	Shared Services and Site Coordination. A joint services agreement (the “Joint Services Agreement”) will be negotiated and entered into in conjunction with the execution and closing of the Definitive JV Agreement, covering security, roads, snow removal, fire and emergency response, health and safety protocols, and site administration, each charged at cost. A joint Site coordination committee (JV Entity management and Blue Moon) will meet at least monthly to manage shared operations, logistics, and the Site Master Plan.

(k)	Environmental Separation. Legacy environmental conditions existing prior to the active operation of the APT Plant (the “Operations Commencement Date”) at the Site remain BM US’s responsibility and BM US and Blue Moon will provide written indemnification to TEG within the Definitive Agreements. BM US and the JV Entity shall conduct and share the expense of a current conditions survey to set forth and demarcate the responsibility for environmental conditions before and after the Operations Commencement Date. The JV Entity will only be responsible for conditions arising from its own operations. Permits required for the APT Plant will be obtained by BM US on behalf of the JV Entity and, if possible, held jointly with the JV Entity. The Parties shall fully cooperate on any permit modifications needed for the operation of the APT Plant

15.	BLUE MOON READINESS AND FUNDING COVENANTS

(a)	BM US and Blue Moon will fully fund, at their sole cost, all work required to bring the concentrate production chain — including the mine, the mill/concentrate plant, the flotation circuit, and if the test work is successful, the ore sorting installation — to commercial operation in time to supply the APT Plant at its Phase 1 startup, in accordance with a milestone schedule (which will include the APT Plant construction schedule) to be set out in the Definitive Agreements. If such milestones are not met and the Springer Project mine and mill output are below approximately 60% of nameplate on a consistent basis at APT Plant completion, BM US will be subject to the cure period and third-party sourcing provisions set out in Section 17(a).

(b)	Blue Moon will report progress against the milestone schedule to the JV Entity Board quarterly (or more frequently if milestones are at risk), and the Parties will agree to an early warning method so that any BM US delay is identified in time for the JV Entity to secure alternative concentrate under the contingency arrangements described below.

(c)	For clarity, no JV Entity funds, or other TEG funds (other than the proceeds of the prepayment facility, equity investment or exercise of warrants described in this Agreement), or carried amounts will be used to fund the Springer Project’s mine, mill, flotation, or sorting readiness.

16.	DLA STOCKPILE RIGHTS – CONDITIONAL PASS-THROUGH

(a)	If, and only to the extent that, TEG is granted rights of access to, or purchases from DLA, tungsten stockpiles (whether concentrate, APT, or other forms), TEG will make the benefit of such rights available to the JV Entity as feedstock or product support, on terms consistent with the underlying DLA grant and TEG’s obligations to DoW/DLA.

(b)	Nothing in this Agreement or the Definitive Agreements will obligate TEG to obtain such rights, and no other Party will have any claim against TEG if such rights are not granted, are granted on restricted or conditional terms, or are later modified or withdrawn by the U.S. Government. Any allocation of DLA-related volume will follow the feedstock and offtake allocations described in this Agreement.

17.	CONTINGENCIES — MINE, CONCENTRATE SUPPLY OR APT PLANT FAILURE

The Definitive Agreements will provide expressly for the continued operation of the APT Plant if the Blue Moon and BM US mine does not open, fails, or cannot deliver acceptable concentrate, including:

(a)	Cure Period and Third-Party Sourcing. If the mine and mill are operating at a level below approximately 60% of nameplate on a consistent basis at APT Plant completion (or thereafter), the JV Entity will prioritize sourcing commercially available third-party concentrate (including from EQ) for up to a 12-month cure period (the “Cure Period”); if the Springer Project’s supply is not restored within the Cure Period, the JV Entity may source third-party concentrate without volume limit for so long as the shortfall continues, and BM US’s feedstock allocations may be suspended in the discretion of the JV Entity to the extent of the shortfall. Should the shortfall continue for a period of longer than 6 months, the JV Entity may, at its option, terminate its obligation to purchase concentrate from the Site upon 60 days written notice. In the event the APT Plant is operating at a level below 60% of nameplate capacity on a consistent basis 18 months after substantial completion of the APT Plant, BM US may, at its option, terminate the Blue Moon Offtake Agreement.

(b)	Permits, Utilities, and Access Continuity. The Parties will agree that immediately upon a BM US or a Blue Moon insolvency event, abandonment of the Site, or permanent mine closure (a “Site Failure Event”), a method will be in place to cause all necessary actions to secure the operational independence of the APT Plant to occur automatically, including the immediate foreclosure by the JV Entity of its senior secured position in the Site and the ancillary assets. BM US shall cooperate in the issuance in or transfer to the JV Entity’s name of any permits, utility interconnections, water allocations, and waste/tailings arrangements. Blue Moon and BM US shall agree to immediately execute any and all documents or filings necessary to transfer such permits, licenses and other operational agreement to the JV Entity at no cost. The Definitive Agreements shall also provide that upon a Site Failure Event, the JV Entity shall have immediate access and operational control of any utility services or infrastructure necessary to operate the APT Plant. In the event the APT Plant operations cease, the equivalent measures as may be necessary to keep the APT Plant operational shall also be available to Blue Moon and BM US, including but not limited to the foreclosure of Blue Moon’s senior collateral assignment of the exclusive use and operating agreements permitting the Blue Moon access to the and operational control of the APT Plant.

(c)	Survival of Property Rights. The exclusive use and operating agreements, easements, water dedication, and land options described in this Agreement will survive any mine failure, BM US or Blue Moon insolvency, change of control, or sale of the Site, and will bind all successors and assigns.

18.	PROTECTIVE PROVISIONS

The Definitive Agreements will include, among other things, the following protective provisions:

(a)	Reserved matters. The following fundamental JV Entity decisions will require approval of at least 85.1% of the equity interests, which must include TEG:

(i)	amendments to the JV Entity’s governing documents;

(ii)	the issuance, transfer, or encumbrance of a majority of JV Entity interests;

(iii)	the approval of, and material deviations from the Site Master Plan;

(iv)	the entering into of any related-party contracts not on commercial terms;

(v)	the incurrence of material indebtedness in excess of $100,000,000;

(vi)	the disposal of any material assets; and

(vii)	the distribution of dividends and winding-up or dissolution.

(b)	Operatorship. TEG will operate the JV Entity and may not be removed as operator except based on a judicial finding of either uncured willful default or serious misconduct as defined in the Definitive JV Agreement. TEG shall prepare, for approval by the JV Entity, an annual budget for operation and maintenance of the APT Plant, providing for sufficient cash available from sale of APT to cover operating costs.

(c)	Security for the Prepayment Facility After Operation has Commenced. In addition to the Deed of Trust and senior collateral assignment set forth above, the Tungsten Prepayment Facility will be secured by a first-position security interest in all Springer Concentrate and a collateral assignment of all Blue Moon Offtake Agreement proceeds, and a deposit account control agreement into which all receivables/collections with respect to the Site will be deposited. The security interest granted will secure both the Tranche 1 and Tranche 2 payments, with the understanding that the payment of the Tranche 2 payments requires the achievement of the milestones set forth in the Definitive Agreements.

(d)	Site and Lien Protections. In order to protect the interests of the JV Entity in the APT Plant and the ancillary services, neither BM US nor Blue Moon will (i) grant any lien having priority over the JV Entity’s interests, or (ii) transfer any interest in the APT Plant footprint or the Site without the JV Entity’s consent, including any ground lease, easements, water dedication, land options, and utility arrangements. The Deed of Trust and UCC financing statements will be recorded with a first position priority position over any subsequent encumbrance. The JV Entity shall act reasonably in allowing for future project financing related to expansion of mine and mill at the Site, including royalty financing related to the Springer Project.

(e)	Change of Control. A change of control of any party will require the acquirer to assume all of the obligations of the original party to the JV Entity and the other parties. Upon a change of control of BM US or Blue Moon, TEG shall have the right to elect early repayment of the then-outstanding Tungsten Prepayment Facility balance and to confirm continuity of the Blue Moon Offtake Agreement, and all site and utility arrangements.

(f)	Information and Audit Rights. BM US and Blue Moon will prepare and deliver to TEG and the JV Entity quarterly reporting on readiness milestones, and TEG and the JV Entity shall have audit rights over utility and waste pass-through charges, and inspection rights over the concentrate production chain.

(g)	Step-In and Remedies. On the occurrence of a BM US or a Blue Moon insolvency event, sustained supply failure, or uncured readiness default, the JV Entity will have the step-in and continuity rights described herein, in addition to any other remedies at law or under the Definitive Agreements. On a TEG or JV Entity insolvency event, BM US, Blue Moon and EQ will have the step-in and continuity rights described under the contingency arrangements above, in addition to any other remedies at law or under the Definitive Agreements.

(h)	Potential Future Subdivision. The Parties agree to explore and pursue if practical the future subdivision of the APT Plant and direct permitting of the APT Plant and its operations in order to secure and separate the APT Plant from the BM US operations. If subdivision and separation of the APT plant is successful, BM US and Blue Moon agree to sell the APT Plant to the JV Entity for one dollar and the release of the senior secured collateral Deed of Trust.

19.	DEFINITIVE AGREEMENTS AND NEXT STEPS

(a)	The Parties will negotiate in good faith the following Definitive Agreements:

(i)	the Definitive JV Agreement, including but not limited to governance, budgets reserved matters, the carried interest and Carry Cap mechanics, the contribution and dilution formula, and the option to increase the ownership stakes of Blue Moon and EQ in the JV Entity;

(ii)	the Investor Rights Agreement and the equity subscription agreement in connection with the Blue Moon Investment, including forms of standalone warrant certificates for the BM Warrants;

(iii)	the Tungsten Prepayment Facility Agreement and related security documents, including forms of standalone warrant certificates for the TEG Warrants;

(iv)	the Blue Moon Offtake Agreement;

(v)	the EQ Offtake Agreement;

(vi)	the Ore Sorting License Agreement;

(vii)	a ground lease or grant of ownership in fee and easements, as applicable, including the transfer documents or registered ground lease for the APT Plant footprint, access/utility/water/logistics easements, land options, and non-disturbance protections;

(viii)	the Joint Services Agreement;

(ix)	a water dedication instrument, which shall set out the firm water allocation and any JV Entity funded water infrastructure arrangements;

(x)	the Site Master Plan;

(xi)	a readiness milestone schedule, which shall contemplate BM US’s mine/mill/flotation/sorting milestone schedule, aligned with the second prepayment Tranche, and the APT Plant’s milestone schedule; and

(xii)	any applicable ancillary documents, including insurance and force majeure allocation between the Site operations.

(b)	Target Timing: Subject to previously indicated due diligence completion as necessary to support the investments, the Parties expect that the Investor Rights Agreement and Blue Moon Investment will close within 45 days of the Announcement Date. , Subject to completion of due diligence, the Tungsten Prepayment Facility Tranche 1 will, close within 60 days of the Announcement Date. All other agreements closing as set out in Section 21.

(c)	Exclusive Dispute Resolution Mechanism: The Parties shall resolve any dispute, controversy, or claim arising out of or relating to this Agreement, the breach, termination or invalidity hereof, the negotiation and finalization of the Definitive Agreements set forth in Section 19(a) hereof, or the satisfaction of the Conditions to Closing set forth in Section 22(a) hereof (each, a “Dispute”), under the provisions of this Section 19(c), which shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.

(i) General Negotiation. Upon the occurrence of a Dispute, any Party hereto may send written notice to the other Parties of such Dispute (the “Dispute Notice”). The Parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation, consultation and unanimous resolution between themselves, including not fewer than three (3) negotiation sessions attended by the General Counsel for each Party.

(ii) Executive Negotiation. In the event that such Dispute is not resolved within five (5) business days after one Party delivers the Dispute Notice to the other Parties, whether the negotiation sessions contemplated in Section 19(c)(i) take place or not, any Party may, by written notice to the other Parties (“Escalation to Executive Notice”), refer such Dispute to the executives (Chief Executive Officer and/or President, as the case may be) of each Party (or to such other person of equivalent or superior position designated by such Party in a written notice to the other Parties) (the “Executive(s)”).

(iii) Member Negotiation. If the Executives cannot unanimously resolve the Dispute during the time period ending five (5) business days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Vote Date”), any party may, by written notice to the other Parties, refer such Dispute to the JV Entity (or directly to the Parties hereto if the JV Entity is not yet formed) for resolution by seventy-five percent (75%) of the owners of the JV Entity (or by TEG and either of Blue Moon or EQ if the JV Entity is not yet formed). A resolution by the owners of the JV Entity or by TEG and either of Blue Moon or EQ, if reached, shall be submitted to the Parties within five (5) business days after the Escalation to Vote Date and shall be final and binding upon the Parties.

(iv) Neutral Counsel Decision. If the JV Entity owners or the Parties, as the case may be, are deadlocked and are unable to resolve the Dispute during the time period ending five (5) business days after the Escalation to Vote Date (the last day of such time period, the “Escalation to Neutral Counsel Date”), the Parties shall submit the Dispute to a neutral, established and experienced corporate counsel (“Neutral Counsel”) to be chosen by mutual agreement of each Party’s counsel. The Parties shall each submit the subject of the Dispute and the relief requested to the Neutral Counsel, after which the Neutral Counsel shall issue a written decision within ten (10) business days of the Escalation to Neutral Counsel Date. The Neutral Counsel’s written decision shall be final, non-appealable, and binding upon the Parties. The Parties agree that the Neutral Counsel’s fees and expenses will be shared equally between the Parties.

20.	REPRESENTATIONS AND WARRANTIES

(a)	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Parties, as of the date hereof and as of the Closing of each applicable Transaction (each, a “Closing Date”), that:

(i)	Organization. Such Party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or organizational power and authority to conduct its business as presently conducted and to enter into and perform its obligations under this Agreement and the Definitive Agreements.

(ii)	Authorization. The execution and delivery of this Agreement and the performance of the Transactions contemplated hereby have been duly authorized by all necessary corporate or organizational action on the part of such Party.

(iii)	Enforceability. This Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

(iv)	No Conflicts. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby do not and will not (i) violate any provision of such Party’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any material agreement to which such Party is a party; or (iii) violate any applicable law, regulation, or order binding on such Party, except as would not reasonably be expected to have a Material Adverse Effect (as defined below) on such Party’s ability to perform its obligations hereunder. “Material Adverse Effect” means, with respect to any Party, any event, condition, circumstance, or change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of such Party; or (b) the ability of such Party to consummate the Transactions contemplated by this Agreement.

(v)	Litigation. There is no action, suit, proceeding, or investigation pending or, to such Party’s knowledge, threatened against such Party that would reasonably be expected to materially impair such Party’s ability to consummate the Transactions contemplated hereby.

(vi)	Compliance with Laws. Such Party is in compliance in all material respects with all applicable laws, regulations, and orders relevant to its obligations under this Agreement.

(b)	Additional Representations and Warranties of TEG. TEG additionally represents and warrants to Blue Moon and EQ, as of the date hereof that:

(i)	DoW Investment: It has fully disclosed to the DoW the proposed Transactions contemplated by this Agreement, including TEG’s intention to use the funds received from the DoW Investment to fund the Transactions, the identity of Blue Moon and EQ, and the nature of their respective contemplated interests and involvement in the JV Entity, and that the DoW is aware of, and has not objected to, the foregoing.

(c)	Additional Representations and Warranties of Blue Moon. Blue Moon additionally represents and warrants to TEG and EQ, as of the date hereof that:

(i)	Title. BM US, directly or indirectly, has good and marketable title to the Springer Project and the APT Plant.

(ii)	Permits. BM US and/or Blue Moon holds, directly or indirectly, or has the ability to obtain in the ordinary course, all material permits, licenses, approvals, and authorizations necessary for the operation of the Springer Project (including the mine, mill, and APT Plant), and all such permits are in full force and effect and in good standing, except where the failure to hold such permits would not reasonably be expected to have a Material Adverse Effect.

(iii)	Mineral Rights. BM US and/or Blue Moon owns or holds, directly or indirectly, valid leasehold interests in all mineral rights necessary for the conduct of mine and mill operations at the Springer Project, and such mineral rights are in full force and effect.

21.	COVENANTS

(a)	Negotiation of Definitive Agreements. The Parties shall negotiate in good faith and use commercially reasonable efforts to finalize and execute the Definitive Agreements as promptly as practicable following the Effective Date, and in any event, (i) with respect to the Blue Moon Investment, within 45 days after the Announcement Date and (ii) with respect to Tranche 1 of the Tungsten Prepayment Facility subject to due diligence, within sixty (60) days following the Announcement Date, (iii) with respect to all other Definitive Agreements, within twelve (12) months following the Announcement Date (or, in each case, such later date as the Parties may mutually agree in writing) (each, an “Outside Date”). In the event that despite commercially reasonable efforts, the Parties are unable to finalize one or more issues contained in the Definitive Agreements, the Parties shall follow the Exclusive Dispute Resolution Mechanism set forth in Section 19(c) above.

(b)	Conduct of Business Pending Closing. From the Effective Date until the earlier of the applicable Closing Date or termination of this Agreement, each Party shall:

(i)	conduct its business in the ordinary course consistent with past practice;

(ii)	use commercially reasonable efforts to preserve intact its business organizations, relationships with third parties, and existing permits and approvals;

(iii)	not take any action that would reasonably be expected to result in a Material Adverse Effect or frustrate the conditions to Closing set forth in Section 22; and

(iv)	promptly notify the other Parties of any event or circumstance that would reasonably be expected to prevent or materially delay consummation of the Transactions contemplated hereby.

(c)	Regulatory Approvals and Cooperation. The Parties shall use commercially reasonable efforts to obtain all regulatory approvals, consents, and filings required to consummate the Transactions contemplated hereby, including TSXV approval, as promptly as practicable. Each Party shall cooperate with the other Parties in connection with any regulatory filing or proceeding, including by providing information reasonably requested by the applicable regulatory authority. No Party shall take any action that would reasonably be expected to delay, impair, or prevent receipt of any required regulatory approval.

(d)	Further Assurances. Each Party shall execute and deliver such additional instruments, documents, and agreements, and take such further actions, as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement and the Transactions contemplated hereby.

22.	CONDITIONS TO CLOSING

(a)	Conditions to All Parties’ Obligations. The obligations of each Party to consummate the Transactions contemplated hereby shall be subject to the satisfaction or mutual waiver of the following conditions on or prior to each applicable Outside Date:

(i)	Regulatory Approvals. All requisite regulatory approvals (including TSXV approval) shall have been obtained and shall remain in full force and effect.

(ii)	Representations Accurate. The representations and warranties of each Party set forth in Section 20 shall be true and correct in all material respects as of the applicable Closing Date.

(iii)	Performance. Each of the Parties shall have performed and complied in all material respects with its covenants and obligations under this Agreement required to be performed on or prior to the applicable Closing Date.

(iv)	Due Diligence. The Parties shall have completed, to their reasonable satisfaction, legal, financial, technical, and environmental due diligence on each of the applicable Parties, except with respect to the closing of the Blue Moon Investment which shall be binding upon the Announcement Date.

(v)	Definitive Agreements. The Parties shall have negotiated, agreed upon, and executed the applicable Definitive Agreements, in form and substance reasonably satisfactory to all Parties.

(vi)	No Material Adverse Change. Since the Effective Date, no Material Adverse Effect shall have occurred with respect to any Party that is continuing as of the applicable Closing Date.

23.	BINDING EFFECT AND TERM

(a)	Binding Agreement. This Agreement is intended to be, and constitutes, a binding agreement of the Parties as to all terms set forth herein. Notwithstanding the foregoing, the Parties acknowledge that the Transactions contemplated by this Agreement are complex and that more detailed Definitive Agreements will be required to fully document the rights and obligations of the Parties. The Parties agree to negotiate the Definitive Agreements in good faith and on the basis of the terms set forth herein. In the event of any conflict between the terms of this Agreement and the Definitive Agreements, the Definitive Agreements shall control (once executed).

(b)	Term. This Agreement shall remain in full force and effect from the Effective Date until the earliest of:

(i)	the execution and delivery of all of the Definitive Agreements (at which time the Definitive Agreements shall supersede this Agreement);

(ii)	the mutual written agreement of the Parties to terminate this Agreement;

(iii)	the applicable Outside Date (as may be extended by mutual agreement), if the applicable Definitive Agreements have not been executed by such date; or

(iv)	a material breach by any Party of its obligations under this Agreement that remains uncured for thirty (30) days following written notice thereof from a non-breaching Party (provided that the terminating Party is not then in material breach of its own obligations hereunder).

(c)	Survival. The following provisions shall survive any termination of this Agreement: Section 24 (General Provisions); and any provisions that by their nature are intended to survive termination.

(d)	Effect of Termination. Upon termination of this Agreement in accordance with Section 23(b), the Parties shall have no further obligations hereunder (except for surviving provisions), and no Party shall have any liability to any other Party by reason of such termination; provided that termination shall not relieve any Party from liability for any willful breach of this Agreement occurring prior to termination.

24.	GENERAL PROVISIONS

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b)	Assignment. No Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties. Any purported assignment in violation of this Section shall be null and void.

(c)	Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the negotiation of the Definitive Agreements, unless otherwise agreed in writing.

(d)	Entire Agreement. This Agreement and the NDA constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, representations and discussions, whether oral or written, among the Parties with respect thereto, including, without limitation, the MOU.

(e)	Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument executed by all Parties; provided, however, that any provision of this Agreement relating solely to a bilateral arrangement between two of the Parties may be amended, modified or supplemented by a written instrument executed only by those two Parties, without the consent or signature of the other Party, so long as such amendment, modification or supplement does not affect the rights or obligations of, or impose any liability on, the other Party under this Agreement.

(f)	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, provided that the economic substance of the Transactions contemplated hereby is not affected in a manner materially adverse to any Party.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart by electronic transmission (including PDF) shall be effective as delivery of an original.

(h)	Waiver. No waiver of any term, provision, or condition of this Agreement shall be effective unless in writing and signed by the Party against which such waiver is to be enforced. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this binding Agreement as of the Effective Date first written above.

THE ELMET GROUP Co.

By:	/s/ Peter V. Anania
Name / Title:	Peter V. Anania, Chief Executive Officer and Chairman
Date:	9/11/2026

BLUE MOON METALS INC.

By:	/s/ Christian Kargl-Simard
Name / Title:	Christian Kargl-Simard, Chief Executive Officer
Date:	9/11/2026

BLUE MOON (SPRINGER) INC.

By:	/s/ Christian Kargl-Simard
Name / Title:	Christian Kargl-Simard, Chief Executive Officer
Date:	9/11/2026

EQ RESOURCES LIMITED

By:	/s/ Craig Bradshaw
Name / Title:	Craig Bradshaw, Managing Director
Date:	9/11/2026